Exhibit 99.1

Manitex International, Inc. Reports Second Quarter 2015 Results

Bridgeview, IL, August 5th, 2015 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced second quarter and first half 2015 results.

Second Quarter Highlights:

•	Net revenues increased 54% year-over-year to $105.6 million compared to $68.4 million.

•	Gross Profit of $19.6 million or 18.5 percent of sales compared to $13.1 million and 19.2 percent of sales in the second quarter last year.

•	Net income of $0.1 million or $0.01 per share (inclusive of approximately $0.4 million in acquisition related costs) compared to net income of $3.0 million or $0.22 per share.

•	Adjusted EBITDA (1) was $8.1 million or 7.7% of sales, compared to $6.3 million or 9.2% of sales.

•	Adjusted net income (1) was $0.4 million or $0.02 per share, compared to net income of $3.0 million or $0.22 per share.

•	Cash flow generated from operating activities of $7.0 million, compared to $4.4 million usage in the second quarter last year.

•	Repaid $5.2 million of term debt in the quarter, to bring total term debt payments in 2015 to $8.0 million and total debt reduction of $18.1 from year end 2014 adjusted for acquisitions.

•	Consolidated backlog as of June 30, 2015 was $97.5 million compared to $102.5 million at June 30, 2014 and $107.3 million at December 31, 2014.

(1)

Adjusted EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Chairman and Chief Executive Officer, David Langevin, commented, “While the unprecedented downturn in the energy market continues to challenge us to preserve our margins, our long-term strategy to build a diversified portfolio of niche products as a market leader has enabled us to withstand the pressure of the sales decline that we’ve seen throughout the boom truck industry. As a result of our recent PM acquisition and our recent ASV joint venture, our sales and EBITDA have reached a higher level than ever before, and we continue to pursue our plan to emerge from current headwinds in the industry with a stronger balance sheet, higher margins, and greater earnings power than ever in our company’s history. While the boom truck demand picture has been quite subdued for several quarters, we remain optimistic and prepared for a turn in the cycle and the demand for our products that it will bring.

“Our acquisition of PM Group in January 2015 marked our expansion into the growing knuckle boom crane market, and with revenues of over $23 million for the second quarter, compared to approximately $16 million in the first quarter, and with EBITDA contribution in the second quarter of 10% of sales, PM already represents a solid contributor to the value of our Company. Further, as stated in our first quarter release, we continue on the path of integrating PM production with our North American crane production facilities as well as aligning the PM products with our core North American sales and marketing channels. This initiative will make our PM knuckle boom crane the most complete product range of its kind made in the USA, and give us a strong competitive edge. Finally, ASV, our venture with Terex Corporation, contributed $32 million in sales for the current quarter with EBITDA margins above our historical corporate average. These two new product areas were significant contributors to our Company’s financial performance thus far this year, and we remain excited about their contribution going forward.

—  more  —

Consolidated Results-Second Quarter

	Three Months Ended June 30,
	2015	2014
Net revenues
Lifting Equipment	$70,867	$65,461
Equipment Distribution	3,920	4,385
ASV	32,202	—
Inter-segment sales	(1,385)	(1,447)

Total	$105,604	$68,399
Operating income from continuing operations
Lifting Equipment	$4,277	$6,685
Equipment Distribution	211	60
ASV	1,974	—

Segment operating income*	$6,462	$6,745

*	Segment operating income excludes corporate expenses and inter-segment eliminations of profit in inventory

Net revenues for the three months ended June 30, 2015, increased $37.2 million or 54% year over year, with lifting equipment increasing $5.4 million or 8.3%, Equipment Distribution decreasing $0.5 million or 10.6% and the ASV segment contributing $32.2 million of the increase. Total net revenues were lower by $10.2 million due to the impact of currency translation with a stronger U.S. dollar compared to the second quarter of 2014. The Lifting segment included the benefit of $23.2 million of sales from the recently acquired PM Group, without which revenues would have decreased $17.8 million or 27%.

For the three months ended June 30, 2015, operating income of $4.6 million included approximately $0.4 million of acquisition related expense. Without these costs, adjusted operating income was $5.0 million or 4.7% of sales, and compared to $5.2 million and 7.6% for the comparable period of 2014. Gross margin adjusted for acquisition expense was 18.8% of sales compared to 19.2% for the second quarter of 2014. The reduced gross margin arose from the reduced volume of crane sales and increased proportion of lower capacity of boom truck cranes was partially offset by the addition of higher margin PM crane product and stronger margins from other products, including a stronger performance from container handling equipment. A favorable impact compared to the prior year was also derived from our cost reduction project announced towards the end of 2014, which is a high priority for the Company. SG&A costs for the quarter, adjusted for acquisition related expenses of $0.1 million, were 12.1% of sales for the quarter. The impact of currency translation with a stronger U.S. dollar compared to the second quarter of 2014 decreased operating income by $0.3 million

Lifting Equipment Segment

	Three Months Ended June 30,
	2015	2014
Net revenues	$70,867	$65,461
Operating income (1)	4,277	6,685
Operating margin	6.0%	10.2%

(1)	Includes acquisition related expenses of $0.2 million in the three months ended June 30, 2015

Net revenues for the quarter increased $5.4 million or 8.3%, including $23.2 million of sales from the recently acquired PM Group, without which revenues would have decreased $17.8 million or 27%. PM crane sales increased approximately 17% in the second quarter compared to the first quarter after adjusting for the effect only seventy five days of activity from the date of acquisition in the first quarter. The increase was driven by sales to North America and internationally to Europe and the Middle East. Sales in the second quarter of 2015 of straight mast boom truck cranes were adversely impacted by the slowdown of activity in the energy sector which resulted in sales of under-utilized equipment to other industries such as the relatively strong general construction sector. This contrasted with strong sales into the energy sector in the second quarter of 2014 and also resulted in a significant mix swing with sales of cranes with capacities greater than forty tons reducing from 50% of crane sales in quarter two 2014 to 31% in quarter two 2015. This mix change also had a significant impact on gross profit percent and operating income. Sales of other equipment reflected steady demand from the general construction sector and a strong demand from the container handling sector, where CVS reported a 14% revenue increase, excluding any currency impact.

Operating income and operating margin was adversely impacted by a reduction in gross profit associated with the lower level of higher capacity cranes shipped in the quarter and acquisition related expenses of $0.2 million.

ASV Segment

	Three Months Ended June 30,
	2015	2014
Net revenues	$32,202	$—
Operating income (1)	1,974	—
Operating margin	6.1%	—

ASV was acquired on December 15, 2014, therefore there is no comparison for the three or six month period ending June 30, 2014.

(1)	Includes acquisition related expenses of $0.1 million in the three months ended June 30, 2015

ASV revenues for the second quarter of $32.2 million were unchanged from the first quarter of 2015. Unit sales of machines increased from the first quarter by 20% and reflected stronger comparative demand for skid steer loaders which increased over 60% versus the first quarter compared to an increase of 8% for compact track loaders. Demand from general construction activity in North America remained steady and sales to Australasia also remained strong. Sales of aftermarket and OEM parts were approximately 12% lower than the first quarter largely due to lower demand for OEM undercarriages. Shipments of the newly launched ASV branded product commenced in the quarter to a number of new dealers established in North America. This is a very positive trend and is expected to increase progressively throughout the second half of the year as new distribution continues to be brought on line.

Operating margins were 6.1% of sales for the second quarter and are at 6.2% year to date. In the second quarter, gross margin percent was lower due to a higher mix of skid steer machine sales and lower parts sales. Gross profit also included the negative impact of $0.1 million of costs related to the acquisition transaction. The impact of lower gross margin was substantially offset by lower SG&A costs.

Equipment Distribution Segment

	Three Months Ended June 30,
	2015	2014
Net revenues	$3,920	$4,385
Operating income	211	60
Operating margin	5.4%	1.4%

Net revenues in the second quarter of 2015 were $0.5 million lower than in the second quarter of 2014. Sales of remarketed product were lower by $0.7 million largely due to lower demand from the energy sector and from Canada due to the adverse currency impact from the strong US dollar. This was partially offset by revenue increases from sales of the Valla electric crane product, rental and service revenue that benefited from improving construction activity. Second quarter 2015 operating income and margin benefited from improved gross margin from the mix of sales revenues and a small reduction in SG&A expense.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “Results for the second quarter were significantly impacted by the reduced demand for our higher tonnage crane product that has been created by the energy sector slowdown and the redeployment of equipment into other markets. Nonetheless, the performance of our other portfolio companies and our recent acquisitions is positive and encouraging. Sales under our military contracts at Liftking are expected to ramp up in the second half of the year, and PM is securing orders on an international basis. Additionally, the introduction of the new ASV branded product into its new distribution network is expected to expand geographic coverage, and will accelerate in the second half of the year. Cost control, working capital management and debt reduction are our highest priorities as we rebalance after the recent acquisition activities. Our cost reduction initiative is right on plan as at June 30, 2015 and has delivered $2.0 million of the $4.0 million year over year and $15 million over three years cost reduction targets previously announced. We have reduced our debt by $18.1 million, since the start of the year as adjusted for the acquisition of PM, and our cash and available credit lines of credit provide liquidity of approximately $42.0 million. Throughout the second half of the year we will continue to repay debt and vigorously manage our working capital balances.”

Mr. Langevin concluded, “We operate in cyclical markets but our ability to rapidly react to changing market conditions by reducing our cost structure, aligning our production facilities with our product sales forecasts, and aggressively pursuing growth markets should continue to provide us with a steady and strong base for future value creation. From a balance sheet and risk management perspective, cash flow from operations has enabled us to reduce our debt by almost $20 million in the first half of this year, and we are targeting continued reductions for the remainder of this year to bring total indebtedness down and our debt/EBITDA levels down as well. Finally, we will continue to evaluate the margin potential of our various products and portfolio companies and allocate our resources to higher margin business units that we believe will drive our future growth.”

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 1-888-438-5453 if calling within the United States or 719-457-2645 if calling internationally. A replay will be available until August 12, 2015 which can be accessed by dialing 877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 6250903 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom truck, truck and knuckle boom cranes, container handling equipment and reach stackers, rough terrain forklifts, and other related equipment. Our products, which are manufactured in facilities located in the USA, Canada, and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, O&S, CVS Ferrari, Badger, Liftking, Load King, Sabre, and Valla. ASV, our venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Darrow Associates Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 510-8768
djlangevin@manitexinternational.com	pseltzberg@darrowir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$105,604	$68,399	$211,486	$130,975
Cost of sales	86,052	55,255	173,331	106,227

Gross profit	19,552	13,144	38,155	24,748
Operating expenses
Research and development costs	2,018	578	3,234	1,298
Selling, general and administrative expenses	12,890	7,388	28,135	14,661

Total operating expenses	14,908	7,966	31,369	15,959

Operating income	4,644	5,178	6,786	8,789
Other income (expense)
Interest expense	(3,899)	(716)	(6,833)	(1,521)
Foreign currency transaction (loss) gain	(266)	86	679	75
Other income (loss)	11	(125)	1	(138)

Total other expense	(4,154)	(755)	(6,153)	(1,584)

Income before income taxes and loss in non-marketable equity interest	490	4,423	633	7,205
Income tax	134	1,437	168	2,342
Loss in non-marketable equity interest, net of taxes	(40)	—	(79)	—

Net income	$316	$2,986	$386	$4,863
Net income attributable to noncontrolling interest	(178)	—	(472)	—

Net income (loss) attributable to shareholders of Manitex International, Inc.	$138	$2,986	$(86)	$4,863

Earnings (Loss) Per Share
Basic	$0.01	$0.22	$(0.01)	$0.35
Diluted	$0.01	$0.22	$(0.01)	$0.35
Weighted average common shares outstanding
Basic	16,014,059	13,822,383	15,925,241	13,814,848
Diluted	16,031,011	13,874,289	15,925,241	13,857,398

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2015	December 31, 2014
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$6,308	$4,370
Trade receivables (net)	78,457	60,855
Accounts receivable from related party	887	8,609
Other receivables	4,107	243
Inventory (net)	124,529	96,722
Deferred tax asset	1,324	1,325
Prepaid expense and other	4,927	1,733

Total current assets	220,539	173,857

Total fixed assets (net)	44,073	28,584
Intangible assets (net)	75,510	51,922
Deferred tax asset	11,253	2,081
Goodwill	82,012	52,935
Other long-term assets	6,070	4,176
Non-marketable equity investment	5,872	5,951

Total assets	$445,329	$319,506

LIABILITIES AND EQUITY
Current liabilities
Notes payable—short term	$34,343	$11,999
Revolving credit facilities	781	2,798
Current portion of capital lease obligations	1,705	1,631
Accounts payable	57,480	36,006
Accounts payable related parties	2,480	503
Income tax payable on conversion of ASV	—	16,500
Accrued expenses	21,315	16,386
Other current liabilities	4,887	2,407

Total current liabilities	122,991	88,230

Long-term liabilities
Revolving term credit facilities	54,267	46,457
Notes payable	82,950	40,088
Capital lease obligations	1,979	2,710
Convertible note-related party (net)	6,671	6,611
Convertible note (net)	14,334	—
Deferred gain on sale of building	1,078	1,268
Deferred tax liability	17,464	4,163
Other long-term liabilities	6,299	1,973

Total long-term liabilities	185,042	103,270

Total liabilities	308,033	191,500

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at June 30, 2015 and December 31, 2014	—	—
Common Stock—no par value 25,000,000 shares authorized, 16,014,594 and 14,989,694 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	92,462	82,040
Paid in capital	2,811	1,789
Retained earnings	21,874	21,960
Accumulated other comprehensive loss	(3,563)	(1,023)

Equity attributable to shareholders of Manitex International, Inc.	113,584	104,766
Equity attributable to noncontrolling interest	23,712	23,240

Total equity	137,296	128,006

Total liabilities and equity	$445,329	$319,506

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2015	2014
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$386	$4,863
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	5,986	2,226
Changes in allowances for doubtful accounts	(99)	78
Changes in inventory reserves	375	(123)
Deferred income taxes	71	—
Amortization of deferred financing cost	615	—
Amortization of debt discount	341	—
Change in value of interest rate swaps	(357)	—
Loss in non-marketable equity interest	79	—
Share-based compensation	866	712
Gain on disposal of fixed assets	(106)	—
Reserves for uncertain tax provisions	8	10
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	10,737	(13,490)
(Increase) decrease in accounts receivable finance	—	107
(Increase) decrease in inventory	(6,757)	(6,958)
(Increase) decrease in prepaid expenses	(3,239)	(775)
(Increase) decrease in other assets	(22)	(2)
Increase (decrease) in accounts payable	(107)	4,308
Increase (decrease) in accrued expense	(2,942)	(277)
Increase (decrease) in income tax payable on ASV conversion	(16,500)	—
Increase (decrease) in other current liabilities	1,252	1,256
Increase (decrease) in other long-term liabilities	1,004	(31)

Net cash used for operating activities	(8,409)	(8,096)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(13,747)	—
Proceeds from the sale of fixed assets	178	—
Purchase of property and equipment	(1,395)	(446)
Investment in intangibles other than goodwill	(173)	—

Net cash used for investing activities	(15,137)	(446)

Cash flows from financing activities:
Borrowing on revolving term credit facilities	6,594	4,103
Net borrowings (repayments) on working capital facilities	(2,941)	2,350
New borrowings—convertible notes	15,000	—
New borrowings—term loan	14,000	677
New borrowings—other	4,667	—
Bank fees and cost related to new financing	(1,074)	—
Note payments	(8,912)	(725)
Shares repurchased for income tax withholding on share-based compensation	(3)	(6)
Payments on capital lease obligations	(1,011)	(710)

Net cash provided by financing activities	26,320	5,689
Net increase (decrease) in cash and cash equivalents	2,774	(2,853)
Effect of exchange rate changes on cash	(836)	(49)
Cash and cash equivalents at the beginning of the year	4,370	6,091

Cash and cash equivalents at end of period	$6,308	$3,189

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses both GAAP and non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three month period ended June 30, 2015, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “Adjusted EBITDA” (earnings before interest, tax, foreign exchange transaction gain / losses, other income / expense acquisition related expense and other exceptional costs and depreciation and amortization) and Adjusted Net Income (net income attributable to Manitex shareholders adjusted for acquisition related and other exceptional costs, net of tax, and change in net income attributable to noncontrolling interest). These non-GAAP terms, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Neither Adjusted Net Income nor Adjusted EBITDA are a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing financial performance. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to Adjusted EBITDA and Adjusted Net Income is provided below.

The Company’s management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of sales and Adjusted Net Income represent key operating metrics for its business. Adjusted Earnings Before Interest, Taxes, foreign exchange transaction gain / losses, other income / expense, acquisition related expense and other exceptional costs and Depreciation and Amortization (Adjusted EBITDA) and Adjusted Net Income, GAAP net income adjusted for acquisition and certain other one off items are a key indicator used by management to evaluate operating performance. While Adjusted EBITDA and Adjusted Net Income are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. These calculations may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA and Adjusted Net Income to GAAP financial measures for the three month period ended June 30, 2015 and 2014 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Adjusted EBITDA (in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net income (loss) attributable to Manitex shareholders	138	2,986	(86)	4,863
Net income attributable to noncontrolling interest	178	—	472	—
Income tax	134	1,437	168	2,342
Interest expense	3,899	716	6,833	1,521
Foreign currency transaction losses (gain)	266	(86)	(679)	(75)
Other (income) expense & loss from non-marketable equity investment	29	125	78	138
Acquisition and other expense	361	—	3,388	—
Depreciation & Amortization	3086	1,115	5,986	2,226
Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$8,091	$6,293	$16,160	$11,015
Adjusted EBITDA % to sales	7.7%	9.2%	7.6%	8.4%

Reconciliation of GAAP Net Income to Adjusted Net Income (in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net income (loss) attributable to Manitex shareholders	$138	$2,986	($86)	$4,863
Pre – tax acquisition and other expenses	361	—	3,388	—
Tax effect based on jurisdictional blend	(103)	—	(982)	—
Change in net income attributable to noncontrolling interest	(45)	—	(451)	—
Adjusted Net Income	$351	$2,986	$1,869	$4,863
Weighted average diluted shares outstanding	16,031,011	13,874,289	15,925,241	13,857,398
Diluted earnings (loss) per share as reported	$0.01	$0.22	($0.01)	$0.35
Total EPS Effect	$0.01	—	$0.13	—
Adjusted Diluted earnings per share	$0.02	$0.22	$0.12	$0.35

Acquisition and other expense

After tax expense and per share amounts (Adjusted Net Income) are calculated using pre-tax amounts, applying a tax rate based on jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Second Quarter 2015	Pre-tax	After-tax	EPS
Deal transaction related	$361	$258	$0.01
Exceptional operating cost	—	—	—
Change in noncontrolling interest	$(45)	$(45)	$—

Total	$316	$213	$0.01

Six Months Ended June 30, 2015	Pre-tax	After-tax	EPS
Deal transaction related	$3,031	$2,161	$0.14
Exceptional operating cost	$357	$245	$0.02
Change in noncontrolling interest	$(451)	$(451)	$(0.03)

Total	$2,937	$1,742	$0.13

There were no items adjusting the six months to June 30, 2014.

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	June 30, 2015	December 31, 2014	June 30, 2014
Backlog	$97,455	$107,327	$102,517
6/30/2015 increase v prior period		(9.2%)	(4.9%)

Current Ratio is calculated by dividing current assets by current liabilities.

	June 30, 2015	December 31, 2014
Current Assets	$220,539	$173,857
Current Liabilities	$122,991	$88,230
Current Ratio	1.8	2.0

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, convertible notes and revolving credit facilities. Debt to Adjusted EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month Adjusted EBITDA.

	June 30, 2015		December 31, 2014
Current portion of long term debt	34,343		11, 999
Current portion of capital lease obligations	1,705		1,631
Revolving credit facilities	781		2,798
Revolving term credit facilities	54,267		46,457
Notes payable – long term	82,950		40,088
Capital lease obligations	1,979		2,710
Convertible Notes	21,005		6,611
Debt	$197,030		$112,294

Trailing 12 month Adjusted EBITDA*	$25,970		$20,864
Debt to Adjusted EBITDA Ratio proforma*	5.5	*	5.4	*

*

ASV and PM acquisitions have been included for the period since their respective acquisition, December 19, 2014 for ASV and January 15, 2015 for PM. Therefore trailing twelve month Adjusted EBITDA only includes contributions from ASV of 192 days and 165 days from PM, giving debt to Adjusted Ebitda ratio of 7.6. Adjusting on a pro forma basis to include twelve months for all operations results in a ratio of 5.5.

Interest Cover is calculated by dividing Adjusted EBITDA (earnings before interest, tax, foreign exchange transaction gain / losses, other income / expense acquisition related expense and other exceptional costs and depreciation and amortization) for the trailing twelve month period (July 1 2014 to June 30, 2015) by interest expense as reported in the Consolidated Statement of Income for the same period.

	12 Month Period July 1, 2014 to June 30, 2015	12 Month Period July 1, 2013 to June 30 2014
Adjusted EBITDA	$25,970	$22,864
Interest Expense	8,462	3,158
Interest Cover Ratio	3.1	7.2

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	June 30, 2015	December 31, 2014
Trade receivables (net)	$78,457	$60,855
Inventory (net)	124,529	96,722
Less: Accounts payable	57,480	36,006
Total Operating Working Capital	$145,506	$121,571
% of Trailing Three Month Annualized Net Sales	34.4%	45.4%

Trailing Twelve Months Adjusted EBITDA is calculated by adding the reported Adjusted EBITDA for the past 4 quarters.

Three Months Ended:	Adjusted EBITDA
September 30, 2014	4,519
December 31, 2014	5,330
March 31, 2015	8,030
June 30, 2015	8,091
Trailing Twelve Months Adjusted EBITDA	$25,970

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	June 30, 2015	June 30, 2014	December 31, 2014
Net sales	$105,608	$68,399	$66,909
Multiplied by 4	4	4	4
Trailing Three Month Annualized Net Sales	$422,432	$273,596	$267,636

Working capital is calculated as total current assets less total current liabilities

	June 30, 2015	December 31, 2014
Total Current Assets	$220,539	$173,857
Less: Total Current Liabilities	122,991	88,230
Working Capital	$97,548	$85,627